                                                                   Exhibit 10.10

                                                                  EXECUTION COPY

                           EXCLUSIVE LICENSE AGREEMENT

     THIS EXCLUSIVE LICENSE AGREEMENT (this "Agreement") is entered into on the 14th day of February 2005, by and between EndoChem, Inc., a corporation organized and existing under the laws of the State of California having its principal place of business at 1751 Capistrano Ave, Berkeley, California 94707-1805 ("EndoChem"), and QuatRx Pharmaceuticals Company, a corporation organized and existing under the laws of the State of Delaware having its principal place of business at 777 East Eisenhower Parkway, Suite 100, Ann Arbor, Michigan 48108-8935 (hereinafter called "Licensee"). EndoChem and Licensee are each individually referred to herein as a "Party" and collectively as the "Parties".

     WHEREAS, EndoChem owns or has license rights to certain inventions that are described in the "Licensed Patents" defined below, and EndoChem is willing to grant a license to Licensee and Licensee desires a license under the Licensed Patents;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

SECTION 1. DEFINITIONS.

The following capitalized terms shall have the meanings set forth below:

     1.1 "Affiliate" shall mean, with respect to a given entity, any other entity (including any individual) which, directly or indirectly, Controls, is Controlled by or is under common Control with such entity. "Control" for the purpose of this Section 1.1 means (i) having the actual, present capacity to elect a majority of the directors of such entity; (ii) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

     1.2 "Agreement" has the meaning set forth in the first paragraph.

     1.3 "Attributed Income" shall mean the total gross proceeds (excluding from such proceeds Sublicensee Royalties of Sublicensees and Earned Royalties, but including in such proceeds, without limitation, any license fees, maintenance fees, or milestone payments), whether consisting of cash or any other form of consideration and whether or not any rights other than Patent Rights are granted, which gross proceeds are received by or payable to the Licensee and/or any of its Affiliates from any Sublicensee in consideration of the grant of a sublicense and from any Development Partner in consideration of any agreement or arrangement between such Development Partner and Licensee or Sublicensee in connection with an agreement or arrangement relating to the research or development of Licensed Products. Notwithstanding the foregoing, Attributed Income shall not include proceeds reasonably and fairly attributed in such sublicense or such agreement or arrangement to bona fide (i) debt financing;
(ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in the Licensee at market value; (iii) reimbursements of Patent

QuatRx EndoChem License


                                       1.

Prosecution Costs actually incurred by Licensee; (iv) reimbursement for the cost of research and/or development services to be provided by Licensee on a going forward basis (or within the six (6) month period preceding the consummation of such sublicense or such agreement or arrangement, so long as the reimbursement in question is specifically agreed upon between Licensee and such Sublicensee or Development Partner in view of the negotiation period involved) which is payable on a commercially reasonable full-time equivalent ("FTE") basis or other similar commercially reasonable basis where reference to FTEs is not applicable; (v) amounts paid for the supply of Licensed Products by Licensee to a Sublicensee or a Development Partner or by a Sublicensee to a Development Partner for preclinical or clinical development (so long as amounts received for such supply do not exceed ********* percent (***%) of the actual fully burdened manufacturing cost thereof); and (vi) reimbursement of reasonable out-of-pocket costs actually paid by Licensee to third parties in connection with the services described in subsection (iv) above to the extent such costs are not already included in subsections (iv) or (v). For the avoidance of doubt, any gross proceeds meeting the definition set forth above shall be "Attributed Income" irrespective of whether such gross proceeds are received under one or more separate agreements and irrespective of how such gross proceeds are referred to or characterized by Licensee, the Sublicensee or the Development Partner. Although Attributed Income shall include all aggregate proceeds meeting the foregoing definition, regardless of whether the underlying sublicense or agreement or arrangement includes other intellectual property or technology besides the Patent Rights, in the event this results in a very substantial and disproportionate amount of proceeds attributable solely to such other intellectual property or technology to be included in Attributed Income so as to impose an overly burdensome and inequitable obligation on Licensee, Licensee may reasonably request EndoChem to make appropriate adjustment to Attributed Income in such a particular case to mitigate such burden and inequity, which request EndoChem shall consider in good faith. Notwithstanding the foregoing, however, the Parties understand and agree that the negotiated Sublicense Fee rate in
Section 6.2 already presumes that additional value, technology and intellectual property will be included in any transaction generating a given amount of Attributable Income and that the mere inclusion of such additional value, technology and/or intellectual property shall not, by itself, be sufficient to justify any such adjustment.

     1.4 "Claim" has the meaning set forth in Section 11.1.

     1.5 "Combination Product" shall mean a combined Product that contains or uses a Licensed Product as an active ingredient and at least one other Product or process that is not a Licensed Product (a "Combination Product Component"), where (i) if such Combination Product Component were removed from such combined Product, the manufacture, use, Sale or import of the resulting Product in or into a particular country would infringe, but for a license, the same Valid Claim in the country where such manufacture, use, Sale or import occurs as such Combination Product, (ii) such Combination Product Component is either a separate active ingredient with independent therapeutic functionality or a specialized delivery device (thus excluding, for example and without limitation, adjuvants, conjugates, excipients, syringes and similar components), and (iii) the market price of such combined Product is higher than the market price for (or, if no such price exists, the fair market value of) such Licensed Product as a result of such combined Product containing or using such Combination Product Component.

QuatRx EndoChem License


                                       2.

     1.6 "Commencement" shall mean, in connection with a clinical trial, the first dosing of the first patient in such trial.

     1.7 "Confidential Information" has the meaning set forth in Section 9.1.

     1.8 "Control" shall mean, with respect to an item of information or intellectual property right, that a Party or one of its Affiliates owns or has a license to such item or right and has the ability to disclose to the other Party and grant a license or sublicense under such item or right as provided for in this Agreement without violating the terms of any agreement with or other obligation to any Third Party.

     1.9 "Development Partner" shall mean any person or entity other than a Sublicensee that has an agreement or arrangement with the Licensee, its Affiliates or any Sublicensee for the conduct of research or development of Licensed Products.

     1.10 "Disclosing Party" has the meaning set forth in Section 9.1.

     1.11 "Earned Royalty" shall mean any Sublicensee Royalty and/or any Royalty.

     1.12 "Effective Date" shall mean the later of (i) the date upon which this Agreement is entered into, as set forth in the first paragraph, and (ii) the date upon which each of this Agreement, the UC Agreement, and the letter agreement by and between QuatRx and UC relating to Section 3.1.2 of the UC Agreement are executed by all parties thereto. QuatRx shall notify EndoChem in writing when it has executed the letter agreement between it and UC.

     1.13 "FDA" shall mean the United States Food and Drug Administration, or a successor federal agency thereto.

     1.14 "Field of Use" shall mean the use of Licensed Product or Licensed Method for all human therapeutic applications, including, but not limited to, the treatment of hyperlipidemia, obesity and diabetes. The Field of Use specifically excludes all uses and applications other than human therapeutic applications.

     1.15 "First Commercial Sale" shall mean the first Sale of a Licensed Product to a Third Party (other than an Affiliate or Sublicensee) in a jurisdiction after Regulatory Approval.

     1.16 "Invention" has the meaning set forth in Section 10.2.

     1.17 "Inventor" has the meaning set forth in Section 10.2.

     1.18 "Licensed Method" shall mean any process, art or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Licensed Patents in any country were they issued at or prior to the time of the infringing activity in that country.

     1.19 "Licensed Patents" shall mean: (i) the Patent Rights; (ii) any other patents and patent applications that are now or hereafter Controlled by EndoChem that are (a) necessary to make, use or sell the composition of matter of any compound, or to practice a method,

QuatRx EndoChem License


                                       3.

claimed by the Patent Rights in subsection (i), or (b) necessary to make or use the composition of matter of any intermediates used to make the foregoing compounds; and (iii) any patents and patent applications on inventions made by EndoChem during its participation on the Steering Committee, in each case including any foreign counterparts thereof, and any continuations, continuations-in-part, divisions, re-issues, additions, reexaminations, renewals and extensions thereof, and any patents issuing from any such patent applications in any jurisdiction in the Territory. In no event shall the Licensed Patents include any patents or patent applications Controlled by EndoChem that claim any methods of manufacturing or formulations of the compositions of matter claimed by the Patent Rights, unless such patents and patent applications are described in (i) or (ii).

     1.20 "Licensed Product" shall mean any Product, including, without limitation, a Product for use or used in practicing a Licensed Method and any Product made by practicing a Licensed Method, the manufacture, use, Sale, offer for Sale or import of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Licensed Patents in any country were they issued at or prior to the time of the infringing activity in that country.

     1.21 "Licensee" has the meaning set forth in the first paragraph.

     1.22 "Net Invoice Price" shall mean (a) the gross invoice price or, if no invoice is issued for the Sale of Licensed Product, the amount otherwise charged by the Licensee and/or any Sublicensee for a Licensed Product or a Licensed Method, or (b) in those instances where the Licensed Product is combined in any manner with any other Product or service, the gross invoice price or, if no invoice is issued for the Sale of Licensed Product, the amount otherwise charged by the Licensee and/or any Sublicensee for the combined Product or service in its entirety, less the following items, but only to the extent that they actually pertain to the disposition of such Licensed Product and are separately billed:

          (i) Allowances actually granted to customers for rejections, returns and prompt payment and volume discounts;

          (ii) Freight, transport packing and insurance charges associated with transportation to the extent included in the gross invoice price;

          (iii) Taxes, including Deductible Value Added Tax, tariffs or import/export duties based on Sales when included in the gross invoice price, but excluding value-added taxes other than Deductible Value Added Tax or taxes assessed on income derived from Sales, where "Deductible Value Added Tax" means value added tax only to the extent that such value added tax is actually incurred and is not reimbursable, refundable or creditable under the tax authority of any country;

          (iv) Only those normal and customary discounts and rebates that are given as part of a formulary program and are paid or credited to customers, third-party payers, healthcare systems, or administrators for a Licensed Product that is included in such formulary program, as permitted by applicable law;

          (v) Only those normal and customary wholesaler's discounts and rebates that are given as part of a formulary program and are paid or credited to

QuatRx EndoChem License


                                       4.

     customers, third-party payers, health care systems, or administrators for a Licensed Product that is included in such formulary program, as permitted by applicable law; and

          (vi) Rebates and discounts which are reasonable and customary in the industry paid or credited as permitted by applicable law.

     1.23 "Net Sale" shall mean:

          (i) except in the instances described in Sections (ii), (iii), (iv),
     (v), (vi), and (vii) of this definition, the Net Invoice Price;

          (ii) for any Relationship-Influenced Sale of a Licensed Product, Net Sales shall be based on the Net Invoice Price (calculated as if the Relationship-Influenced Sale Purchaser was a Sublicensee) at which the Relationship-Influenced Sale Purchaser resells such Licensed Product in lieu of the Net Invoice Price of the Licensee and/or any Sublicensee with respect to such Licensed Product;


          (iii) in those instances where Licensed Product is not Sold, but is otherwise used for purposes other than those directed toward the further research and development (including without limitation for quality assurance, quality control, compound assays, or similar activities, whether conducted pre- and/or post-approval) of Licensed Products, (a) the Net Sales for such Licensed Product shall be the Net Invoice Price of such Licensed Products if then being commercialized, or (b) if such Licensed Products are not then being commercialized, the Net Sales for such Licensed Product shall be the Net Invoice Price of similar products or services Sold in similar quantities in an arm's length transaction by Licensee, a Sublicensee or, if not Sold by Licensee or a Sublicensee, by any other manufacturer (taking into account, however, the fact (if true) that the Licensed Product in question is not then being produced in commercial quantities, in which case a reasonable discount shall be applied), or (c) if subsection (a) does not apply and similar products or services are not then being Sold by Licensee, a Sublicensee or any other manufacturer, then the Net Sale of the Licensed Product so used for such a purpose shall be Licensee's or the Sublicensee's cost of manufacturing such Licensed Product (determined in accordance with generally accepted accounting principles) plus an additional **** percent (**%) thereof;


          (iv) in those instances where the Licensee or any Sublicensee acquires a Licensed Product and then subsequently Sells or otherwise uses (as described in Section (iii)) such Licensed Product, Net Sales shall mean the Net Invoice Price charged upon the Sale or other use of such Licensed Product by the Licensee or any Sublicensee, with the resulting royalty amount due to UC subject to a deduction for any royalty amounts paid to UC on account of an earlier Sale or other use (as described in Section (iii)) of such Licensed Product, if any;

          (v) in the event Licensee or its Sublicensee Sells or otherwise uses (as described in Section (iii)) any Licensed Product in the Territory in the form of a Combination Product containing one or more active ingredients which are themselves not Licensed Products (which may be either combined in a single formulation or bundled with separate formulations but sold as one product), (a) Net

QuatRx EndoChem License


                                       5.

     Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product (i.e., calculated as if the entire Combination Product is one Licensed Product) by the fraction A/(A+B) where A is the standard arms-length invoice price of the Licensed Product within such Combination Product if sold separately, and B is the total standard, arms-length invoice price of the other active ingredient or ingredients in the Combination Product, if sold separately (with Section (iii) being used to calculate the Net Invoice Price of a Licensed Product used as described in such paragraph) or (b) if, on a country-by-country basis, the other active ingredient or ingredients in the Combination Product are not sold separately in said country, Net Sales for the purpose of determining royalties of the Combination Product shall be determined by the Parties in good faith and in a manner consistent with the intent of this Agreement (Net Sales shall be determined in a manner consistent for all Licensed Products and in accordance with GAAP, and notwithstanding any of the foregoing to the contrary, in no event shall Net Sales for a Combination Product be **** **** percent (**%) of Net Sales, calculated without regard to the formulas set forth above, of the entire Combination Product);

          (vi) transfers or dispositions of Licensed Products for no consideration or for consideration at or below the manufacturing cost thereof in commercially reasonable quantities for charitable (i.e. for use in an investigator initiated studies by a not-for-profit entity or for compassionate use purposes) or promotional purposes or for preclinical, clinical, manufacturing scale-up, regulatory or governmental (i.e. required by a governmental authority to be supplied to a governmental authority for use by such governmental authority) purposes shall not be included in the calculation of Net Invoice Price or Net Sales;

          (vii) except as otherwise provided in Section (ii), if Licensee or a Sublicensee Sell a Licensed Product other than in a bona fide arm's length transaction exclusively for cash consideration, such Sale shall be deemed to constitute a Sale invoiced at the relevant market value of such Licensed Product in the country in which the sale occurs, or, if that price is not ascertainable, then it shall be deemed to constitute a sale invoiced at a reasonable price assessed on an arm's length basis for such Licensed Product in such country; and

          (viii) to the extent Licensee and/or any Sublicensee receives any cash amounts or any non-cash consideration for the Sale of Licensed Products that are not otherwise included in the Net Invoice Price and that are not otherwise addressed in the foregoing subsections of this Section, then the Net Invoice Price shall be deemed to include such additional cash amounts and the fair market value of such non-cash consideration so received for such Sale of such Licensed Products.

     1.24 "New Developments" shall mean inventions, or claims to inventions, made by UC which constitute advancements, developments or improvements to the technology claimed in Valid Claims in the Patent Rights, whether or not patentable and whether or not the subject of any patent application, which are not sufficiently supported by the specification of a previously-filed patent or patent application within the Patent Rights to be entitled to the priority date of the previously-filed patent or patent application.

     1.25 "Party" or "Parties" has the meaning set forth in the first paragraph.

QuatRx EndoChem License


                                       6.

          1.26 "Patent Prosecution Costs" shall mean the costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement.

          1.27 "Patent Rights" shall mean the Valid Claims of the following United States patents and patent applications:


                 Patent Application Number
UC Case Number        or Patent Number          Filing or Issue Date
--------------   -------------------------   -------------------------
    *****           US *********                      ******
                    Australia *********               ******
                    Canada *********                  ******
                    Germany *********                 ******
                    France *********                  ******
                    U.K. *********                    ******
                    Italy *********                   ******
                    Japan *********                   ******
    *****           U.S. *********                    ******
    *****           U.S. *********                    ******
    *****           U.S. *********                    ******
                    Canada *********                  ******
                    EPO *********                     ******
                    Japan *********                   ******


     Patent Rights shall further include: (a) the Valid Claims of the foreign patents and patent applications corresponding to the patents and patent applications listed above (and all patents and patent applications (i) requested under Section 10.1.4 herein after the Effective Date, or, (ii) with respect to patents and patent applications requested prior to the Effective Date, as to which Licensee has complied with its obligation to bear the Patent Prosecution Costs thereof); and (b) any reissues, reexaminations, extensions and substitutions, and any continuation, division, and continuation-in-part applications (provided that Valid Claims in the continuation-in-part applications are included in the Patent Rights only if entirely supported in the specification of, and entitled to the priority date of, a parent application listed in the

QuatRx EndoChem License


                                       7.

chart above), all to the extent assigned to or otherwise obtained by UC. This definition of Patent Rights excludes any rights in and to New Developments.

     1.28 "Product" shall mean any kit, article of manufacture, composition of matter, material, compound, component or product.

     1.29 "Regulatory Approval" shall mean all approvals by government pricing and health authorities in a country or supra-national organization (including, but not limited to the FDA and its foreign equivalents), product licenses, registrations and authorizations of all national and international regulatory agencies, departments, bureaus and other governmental entities, in each case that are necessary for the commercial manufacture, use, storage, importation, export, transport and Sale of Licensed Products in a regulatory jurisdiction.

     1.30 "Related Party" shall mean a corporation, firm or other entity with which, or individual with whom, the Licensee, any Sublicensee and/or any Development Partner (or any of their respective Affiliates) have any agreement, understanding or arrangement (for example, but not by way of limitation, an option to purchase stock or other equity interest, or an arrangement involving a division of revenue, profits, discounts, rebates or allowances) unrelated to the Sale or use of the Licensed Products without which such other agreement, understanding or arrangement, the amounts, if any, charged by the Licensee or any Sublicensee to such entity or individual for the Sale of Licensed Product, would be higher than the Net Invoice Price actually received, or if such agreement, understanding or arrangement results in the Licensee or any Sublicensee extending to such entity or individual lower prices for the Sale of such Licensed Product than those charged to others without such agreement, understanding or arrangement buying similar products or services in similar quantities.

     1.31 "Relationship-Influenced Sale" shall mean a Sale or use of a Licensed Product or use of a Licensed Method between the Licensee and/or any Sublicensee and (i) an Affiliate of such entity (wherein, for purpose of this definition, Affiliate shall be defined by reference to the 40% ownership standard rather than the 50% standard in the "Affiliate" definition above); (ii) a Related Party or (iii) the Licensee, a Sublicensee and/or a Development Partner.

     1.32 "Relationship-Influenced Sale Purchaser" shall mean the purchaser of Licensed Product in a Relationship-Influenced Sale.

     1.33 "Royalty" shall have the meaning set forth in Section 6.4.

     1.34 "Royalty Term" shall mean, with respect to a particular Licensed Product in any country in the Territory, the period of time commencing on the First Commercial Sale of such Licensed Product in such jurisdiction and ending upon the expiration of the last to expire Licensed Patent containing a Valid Claim which would be infringed by the manufacture, use, importation, offer for Sale, or Sale of such Licensed Product in such country.

     1.35 "Sale" shall mean the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration. Correspondingly, "Sell" means to make or cause to be made a Sale and "Sold" means to have made or caused to be made a Sale.

     1.36 "Steering Committee" shall have the meaning set forth in Section 3.2.

QuatRx EndoChem License


                                       8.

     1.37 "Subcontractor" shall mean a Third Party that has been retained by a Licensee or Sublicensee hereto to perform specific research, development or manufacturing activities on a fee-for-service basis.

     1.38 "Sublicense Fees" shall have the meaning set forth in Section 6.2.

     1.39 "Sublicensee" shall mean any person or entity (excluding any Subcontractor, Development Partner or distributor) to which any of the license rights granted to the Licensee hereunder are sublicensed.

     1.40 "Technical Information" shall mean any and all know-how, trade secret or other information of a technical nature necessary for the manufacture, use, or sale of the composition of matter of any compound, or practice of any method, claimed by the Licensed Patents in Section 1.19(i) that is Controlled by EndoChem.

     1.41 "Territory" shall mean the world.

     1.42 "Third Party" shall mean any individual or entity other than the Parties or their respective Affiliates.

     1.43 "UC" shall mean The Regents of the University of California.

     1.44 "UC Agreement" shall mean that certain License Agreement between EndoChem and the UC dated February 14, 2005.

     1.45 "Valid Claim" shall mean a claim of a patent or patent application in any country, whether existing as of the Effective Date or thereafter, that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

SECTION 2. GRANT.

     2.1 License. EndoChem hereby grants to Licensee an exclusive, sublicensable (subject to Section 2.2 below), royalty-bearing license in the Territory under the Licensed Patents Controlled by EndoChem to make, have made, use, Sell, have Sold, offer for Sale and import and export Licensed Products and to practice Licensed Patents, in each case in the Field of Use. Licensee acknowledges that the Licensed Patents licensed to EndoChem pursuant to the UC Agreement exist only in certain countries in the Territory.

          2.1.1 Licensee's rights under the Patent Rights shall be subject to the restrictions set forth in Sections 2.2 thru 2.5 and 3.1 of the UC Agreement, which is attached hereto as Exhibit A (with certain portions redacted). Licensee and each Sublicensee (as authorized under Section 2.2 below) shall comply with all applicable terms, conditions, obligations and other restrictions of the UC Agreement that protect or benefit UC's (and, if applicable, the United States Government's and other sponsors') rights and interests, other than those terms, conditions and obligations specified in

QuatRx EndoChem License


                                       9.

     Article 6 (License Issue Fee), Article 7 (License Maintenance Fee) and Paragraph 9.3 (Minimum Annual Royalty), Article 10 (Milestone Payments) and Paragraphs 21.4 and 21.6 (reimbursement for Patent Prosecution Costs) of the UC Agreement (although the foregoing shall not limit Licensee's obligations to make the payments it is required to make under this Agreement to EndoChem). Licensee shall attach a copy of the UC Agreement to each sublicense issued under Section 2.2 below and shall specify in the sublicense that the sublicensee must comply with the terms of the UC Agreement to the extent required in the previous sentence.

          2.1.2 Within five (5) days of the date hereof, EndoChem shall deliver to Licensee, at EndoChem's cost, copies of all materials embodying the Licensed Patents and Technical Information Controlled by EndoChem and any other information, data or materials, whether or not in a tangible medium, relating to or necessary for the research and/or development of Licensed Products or the practice of Licensed Methods.

          2.1.3 Licensee shall provide EndoChem with a written copy of any correspondence or notice Licensee sends to UC under Section 3.1.2 of the UC Agreement concurrently with its provision of such notice to UC. EndoChem further agrees that notwithstanding the terms of Section 3.1.2 of the UC Agreement, Licensee shall not be required to seek or obtain EndoChem's consent under such Section 3.1.2 of the UC Agreement prior to or as a condition of asserting its rights as described in Section 3.1.2 of the UC Agreement to continue to exercise the rights sublicensed by EndoChem to Licensee hereunder. EndoChem does not waive or forego any other rights it may have under the UC Agreement or at law or equity, with respect to any rights obtained by EndoChem under the UC Agreement.

          2.1.4 During the term of this Agreement, EndoChem shall not (a) directly or indirectly, license or otherwise grant to any Third Party any rights or licenses, including, without limitation, the right to grant sublicenses in, to and under the Licensed Patents or Technical Information, to make or have made, use, have used, have imported, Sell, offer for Sale or have Sold the Licensed Product(s) and/or Licensed Methods in the Field of Use, or (b) directly or indirectly, use, develop, manufacture, market, distribute, import, export, license to, Sell or offer for Sale, or assist a Third Party in using, developing, manufacturing, marketing, distributing, importing, exporting, licensing, Selling or offering for Sale, a Licensed Product or Licensed Method which incorporates or otherwise exploits a compound that has activity as ******************. EndoChem shall not amend, modify, breach or terminate the UC Agreement and shall provide Licensee a copy of any notice EndoChem receives from UC alleging breach by EndoChem, and confer with Licensee to determine how to respond to any such notice. Notwithstanding the foregoing, (i) any breach or termination of the UC Agreement arising from Licensee's breach of its obligations under this Agreement shall not constitute a breach of EndoChem's obligations in the prior sentence, and (ii) Licensee will reasonably consider in good faith and not unreasonably withhold or delay its consent to any proposal by EndoChem to amend or modify the UC Agreement in any manner that does not affect Licensee's rights under this Agreement.

QuatRx EndoChem License


                                      10.

     2.2 Sublicenses. Affiliates of Licensee shall have no licenses under this Agreement unless Licensee grants a sub-license to such Affiliates. Licensee may only sublicense to its Affiliates or other parties to the extent reasonably necessary for the development and commercialization of Licensed Products in accordance with this Agreement. Each Sublicensee must be subject to a written sublicense agreement. Such sublicenses shall contain terms, conditions, obligations and other restrictions that are consistent with those in this Agreement. For the purposes of compliance with this Agreement, Licensee shall be responsible to ensure that its Sublicensees comply with the terms of this Agreement, and accordingly, the operations of all Sublicensees shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible. Sublicensees who have received a direct sublicense from Licensee under this Article 2 may grant further sublicenses (without further rights to sublicense) solely for the purpose of developing, manufacturing and/or commercializing, in collaboration with Licensee, Licensed Products developed and/or commercialized in material part by Licensee or EndoChem. Any such sublicense (a) shall not be granted on a stand-alone basis, where the term "standalone" means that a sublicense is granted to an entity for the development, manufacture or commercialization of Licensed Products without EndoChem or Licensee or any such direct Sublicensee participating or having participated in the development or commercialization of Licensed Products in material part (i.e., without Licensee or EndoChem or any such direct Sublicensee having incurred more than ******** dollars ($*****) in costs related to the development, manufacture or commercialization of Licensed Products); (b) shall not allow for further sublicensing of any such rights; and (c) shall be subject to the terms and conditions herein. For the avoidance of doubt, Licensee and any permitted Sublicensee can engage independent contractors such as manufacturers, clinical trial organizations, and work-for-hire research laboratories (such as those who conduct assays on a fee for service basis) so long as the work conducted by such entities is being conducted on Licensee's or such Sublicensee's behalf and such contracting entity does not receive rights to develop, manufacture, use or commercialize Licensed Products outside of, or after it completes, its services. Licensee shall require appropriate reporting from all Sublicensees to establish all amounts owed hereunder, and shall make such reports available to EndoChem. Licensee shall require all Sublicensees to comply with the audits and obligations set forth in Section 6.7 as if they were Licensee and to submit to Licensee progress reports and financial reports consistent with this Agreement. Licensee shall make all of the foregoing reports available to EndoChem. Licensee understands and agrees that EndoChem may provide the information in these reports to UC, in accordance with EndoChem's reporting requirements under the UC Agreement. Licensee shall require that Sublicensees indemnify UC as provided for in Section 11 of this Agreement.

          2.2.1 The Licensee will identify each Sublicensee to EndoChem and will notify EndoChem of each sublicense granted hereunder (including, without limitation, any sublicenses granted by any Sublicensee and any sublicense granted to or by Licensee) and will provide EndoChem with a complete copy of each such sublicense and each amendment to such sublicense within twenty
     (20) days of issuance of such sublicense or such amendment.

     2.3 Mandatory Sublicensing.

          2.3.1 If UC provides a written notice to EndoChem under the UC Agreement of evidence supporting any commercially reasonable application or use for Products (the "New Product Use"), the manufacture, use or Sale of which are claimed in the Patent

QuatRx EndoChem License


                                      11.

     Rights, (other than Licensed Products which are currently being Sold by Licensee), within the Field of Use but for which Licensed Products have not been developed or are not, at such time, being developed by Licensee, then EndoChem shall immediately give written notice to Licensee thereof, along with a copy of such notice from UC.

          2.3.2 Within ninety (90) days of Licensee's receipt of such notice, Licensee shall give EndoChem written notice stating whether Licensee agrees to develop and commercialize Licensed Products for such application either itself or with or through a Sublicensee ("New Licensed Products"). If Licensee so agrees, such notice shall be accompanied by (i) a detailed development schedule, including specific diligence requirements and development milestones, for the development of New Licensed Products; and
     (ii) a detailed business plan for the development, marketing and commercialization of New Licensed Products (collectively, the "Development Plan"). If (a) Licensee has not notified EndoChem, in accordance with the foregoing, that Licensee agrees to develop and commercialize such New Licensed Product within such ninety (90) day period, or if (b) the Development Plan is not reasonably acceptable to UC, then Licensee shall be deemed to not so agree provided that as to (b), EndoChem so notifies Licensee in writing providing the basis for UC's determination, cooperates with Licensee's efforts to discuss such business plan with UC, and Licensee fails to provide an updated business plan reasonably acceptable to UC within thirty (30) business days after receiving such written notice.

          2.3.3 If Licensee agrees, as set forth in Section 2.3.2, to develop and commercialize such New Licensed Product, then Licensee shall (a) diligently proceed with the development, manufacture and commercialization of such New Licensed Product and earnestly and diligently endeavor to market the same in accordance with the Development Plan and in quantities sufficient to meet market demand, either itself or with or through a Sublicensee; and (b) Licensee shall submit a written progress report setting forth in detail the status of such development, manufacture and commercialization every six (6) months to EndoChem, which may provide such report to UC as required under the UC Agreement.

          2.3.4 If Licensee does not agree, as set forth in Section 2.3.2, to develop and commercialize such New Licensed Product, but instead notifies EndoChem in writing that development of the New Licensed Product would impair Licensee's ability to develop or commercialize Licensed Products then under development or being commercialized by Licensee on a commercially reasonable basis (for example, if such New Licensed Product were useful for an indication or use for which Licensee, its Sublicensees or Development Partners are then developing or commercializing Licensed Products, if such New Licensed Product contained the same or a substantially similar active ingredient as a Licensed Product then being developed or commercialized by Licensee, its Sublicensees or Development Partners), then the Parties shall meet with UC to discuss the basis for Licensee's belief and any basis for UC's disagreement with such basis for Licensee's belief for a period of thirty (30) days.

          2.3.5 If Licensee does not agree, as set forth in Section 2.3.2, to develop and commercialize such New Licensed Product, or if Licensee fails to diligently pursue the development and commercialization thereof in accordance with the Development Plan, or if UC does not agree (in accordance with Section 2.3.4) that development of

QuatRx EndoChem License


                                      12.

     New Licensed Products would impair Licensee's ability to develop or commercialize Licensed Products on a commercially reasonable basis , then UC has the right to seek one or more Third Parties for the development and commercialization of such New Licensed Product and refer such Third Party to EndoChem, which shall refer such Third Party to Licensee, so that such Third Party may request a sublicense allowing for development and commercialization of such New Licensed Product. If the Third Party requests a sublicense, then Licensee shall report such request to EndoChem, together with the terms and conditions thereof, within thirty (30) days from the date of such request.

          2.3.6 If Licensee does not grant a sublicense to the Third Party within a reasonable time after such request (and, in any event, within ninety (60) days after such request), or refuses to grant such sublicense under reasonable terms, then Licensee shall promptly, or, in the event of such refusal, within thirty (30) days after such refusal, submit to EndoChem (which shall in turn submit to UC) a written report specifying the license terms proposed by the Third Party and a written justification for the Licensee's refusal or failure to grant such sublicense. If UC determines that the terms of the sublicense proposed by the Third Party are reasonable under the circumstances, then UC has the right to grant to the Third Party (and the rights granted to Licensee in this Agreement shall be limited accordingly) a license to make, have made, use, Sell, offer for Sale and import Licensed Products, and to practice the Licensed Methods claimed in the Patent Rights (within the Field of Use and otherwise), but only to the extent necessary to research, develop and commercialize such Licensed Products for such New Product Use, at substantially the same terms last proposed to Licensee by the Third Party provided that the royalty rates are not lower than the earned royalties owed by EndoChem to UC under the UC Agreement. Any such grant of a license by UC to such a Third Party shall be deemed to restrict the license granted to Licensee under Section
     2.1 to the extent necessary to permit such Third Party to conduct such activities, and shall not be deemed a breach of this Agreement by EndoChem.

          2.3.7 In the event that Licensee reasonably believes that (a) the evidence provided by UC under Section 2.3.1 does not support any commercially reasonable application or use for Products, (b) UC unreasonably rejected the Development Plan provided by Licensee under
     Section 2.3.2, or (c) the terms proposed by a Third Party and granted by UC as described in Section 2.3.6 are not of an appropriate scope or have not been granted on terms consistent with those described in the last clause of
     Section 2.3.6, then EndoChem shall facilitate and cooperate with Licensee's efforts to seek any legal or equitable recourse available to EndoChem under the UC Agreement with respect to such belief, including, without limitation, permitting Licensee to seek legal and equitable remedies in EndoChem's name at Licensee's expense. EndoChem shall retain the right, at its sole discretion, to engage counsel of its own choice in connection with any such legal or equitable remedies undertaken by Licensee for the sole purpose of monitoring Licensee's efforts to seek such legal or equitable remedies.

SECTION 3. DEVELOPMENT.

     3.1 Responsibility. Licensee shall be responsible for, and shall have sole control over the research and development of the Licensed Products, including, without limitation,

QuatRx EndoChem License


                                      13.

providing all funding of such research and development, subject to the terms and conditions of this Agreement. EndoChem shall not be required to incur any research or development costs or otherwise conduct research or development relating to Licensed Products. EndoChem shall not conduct any research or development relating to Licensed Products without Licensee's prior written consent, provided, however, that Licensee shall consider in good faith any proposal by EndoChem to allow EndoChem to perform research and development on Licensed Products, and provided further that Licensee may withhold its consent in Licensee's sole discretion.

     3.2 Steering Committee. Licensee shall establish a steering committee ("Steering Committee") which shall include two Licensee representatives and one representative of EndoChem. Each Party may replace its representatives to the Steering Committee at any time in its sole discretion. The Steering Committee shall be responsible for monitoring the overall development of Licensed Products, but shall have no responsibility over the management or day to day decisions relating to the development of Licensed Products. All decisions of the Steering Committee shall require a majority vote. The Steering Committee shall meet semi-annually at dates and times mutually agreeable to the Parties. Each meeting shall require a quorum of three members. The Steering Committee may meet by telephone or videoconference or in person as determined by the members. Attendance at meetings shall be at the respective expense of each Party. The Steering Committee shall assure that agendas and minutes are prepared for each of its meetings.

SECTION 4. DILIGENCE.

     4.1 Diligence. The Licensee, by itself or with or through its Sublicensees or (with respect to development) Development Partners, upon execution of this Agreement, will diligently proceed with the development, manufacture and Sale of Licensed Products and will earnestly and diligently market the same after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

     4.2 Regulatory Approvals. The Licensee, by itself or with or through its Sublicensees or Development Partners, will obtain all necessary Regulatory Approvals in each country where Licensed Products are manufactured, used, Sold, offered for Sale or imported. For the purpose of the foregoing sentence, a Regulatory Approval will be deemed to be necessary only when the relevant activity could not be conducted legally within the relevant country without first obtaining such an approval for the purpose of conducting such activity. For example and without limiting the foregoing, if Licensee manufactures Licensed Product in a given country but does not Sell such Licensed Product in such country, then Licensee shall only be required to have obtained those approvals necessary to conduct such manufacturing activities in such country, and it shall not be required to obtain Regulatory Approvals required to sell such Licensed Product legally in such country unless it also Sells Licensed Products in such country. For clarity, nothing in this Section 4.2 shall expand Licensee's diligence obligations under this Agreement to require Licensee or its Sublicensees or Development Partners to obtain Regulatory Approvals in all countries of the Territory.

     4.3 Diligence Milestones. The Licensee, its Affiliates and/or Sublicensees or Development Partners will diligently proceed to achieve the following milestones prior to or on the target date specified below:

QuatRx EndoChem License


                                      14.

          4.3.1 submit an IND application for a Licensed Product with the FDA within ******* after the Effective Date;



          4.3.2 submit an NDA for a Licensed Product with the FDA within ******* after the Effective Date;



          4.3.3 submit an application for marketing approval in ******* or ********* to a foreign equivalent of the FDA within ******* after the Effective Date;



          4.3.4 achieve the First Commercial Sale of a Licensed Product in the US within ********* after the Effective Date;



          4.3.5 launch and market each subsequent Licensed Product in the US within **** of receiving approval for such Licensed Product from the FDA (but in any event no later than the date specified in Section 4.3.4 with respect to the first launched Licensed Product); and


          4.3.6 fill the market demand for Licensed Products following commencement of marketing at any time during the exclusive period as required under 35 U.S.C. Section 203.

     4.4 Diligence Funding. In addition to the obligations set forth above, Licensee, or its Sublicensees or Development Partners shall spend an aggregate of not less than $****** dollars ($******) for the development of Licensed Products during the first *** years following the Effective Date of this Agreement.


     4.5 Tolling of Diligence Milestones. In the event that Licensee is unable to meet any of the deadlines set forth in Section 4.3 for reasons attributable to safety, efficacy or regulatory agency actions or requirements (including, without limitation, such actions or requirements affecting dosage methodology, formulation or recruitment of clinical sites or clinical patients) which actions or requirements (a) directly cause a delay in the ability to meet the applicable milestone, and (b) do not result from the failure of Licensee (or its applicable Sublicensee and/or Development Partner) to diligently proceed with development of Licensed Products (including failure to diligently design and conduct reasonable clinical trials and pursue a reasonable regulatory strategy), then Licensee may extend the time period for required achievement of such relevant target milestones and all ensuing target milestones for additional *** *** periods (each an "Extension Period(s)") for up to a total of **** years in the aggregate. For the avoidance of doubt, Licensee may only obtain a total of ****** *** extensions hereunder and no specific target milestone may have its original time period extended more than **** *** beyond its original date (whether such extensions are cause by the direct extension of such target milestone or by the combined effect of the extension of preceding milestones, or both). In order to obtain an extension, Licensee shall pay to EndoChem a fee, which for the first Extension Period shall be $******, for the second Extension Period shall be $****** and for the third Extension Period shall be $******, provided that no fee shall be required to be paid by Licensee to extend any deadline for any Extension Period in the event that the underlying delay is caused by a change in the applicable laws and regulations governing the development of Licensed Products that directly affects the target milestone at issue. No extension hereunder shall be effective


QuatRx EndoChem License


                                      15.

unless and until the applicable fee, if any, is paid to EndoChem, which shall remit such fee to UC as required under Section 11.4 of the UC Agreement. In addition, (y) with respect to any extension for regulatory actions or requirements, Licensee must provide EndoChem a written plan for addressing the problems raised by the source of delay and Licensee shall thereafter diligently pursue such plan until the delayed milestone is achieved; (z) with respect to the **** Extension Period, EndoChem and/or UC shall have the right to discuss the reasons for any such **** extension with Licensee to understand Licensee's plan for pursuing the applicable diligence milestone event associated with such target date. For the avoidance of doubt and by way of example only, it is understood that in the event Licensee extends a target milestone for the first Extension Period, then such target milestone and all ensuing target milestones are automatically extended in a lock-step fashion for *******. Thereafter, Licensee may extend the same target milestone and all ensuing target milestones for up to **** Extension Periods, or Licensee may extend one or more of the ensuing target milestones (and each target milestone following such extended target milestone) for up to **** Extension Periods, in all cases up to a maximum extension for each target milestone of *******.

     4.6 Termination Right. Without limiting any other rights or remedies of EndoChem hereunder, if the Licensee is unable to perform any of the provisions set forth in Section 4.3 in spite of the extensions granted pursuant to Section 4.5, then EndoChem shall have the right and option to either terminate this Agreement or convert the exclusive license granted to the Licensee to a non-exclusive license in accordance with Section 4.7 below. This right, if exercised, shall be deemed to modify the rights granted in Article 2 as necessary to effect EndoChem's decision to reduce the license to a non-exclusive license.

     4.7 Notice of Deficiency. If EndoChem notifies Licensee that Licensee's rights under this Agreement will terminate or convert the exclusive license to a non-exclusive license because UC has elected to so terminate or modify such rights under the UC Agreement for lack of diligence, EndoChem shall give the Licensee written notice of the deficiency. The Licensee thereafter has eighty-five (85) days to cure the deficiency. If (a) EndoChem has not received written tangible evidence that the deficiency has been cured; or (b) for any non-monetary default, if such default is not curable within such eighty-five
(85) day period and a written plan for such cure reasonably satisfactory to UC (which in any event shall provide for the cure to be completed no later than one hundred seventy (170) days from the original date of EndoChem's notice) along with written tangible evidence that Licensee has begun to implement such plan has not been received by EndoChem within such eighty-five (85) day period; or
(c) if a cure plan has been provided pursuant to (b) above, EndoChem has not received within the aforementioned one hundred seventy (170) day period written tangible evidence reasonably satisfactory to EndoChem and UC that the deficiency has been cured, then in each case EndoChem may, at its option, terminate this Agreement immediately by additional written notice to Licensee, which shall be effective immediately without the obligation to provide any further notice, or reduce the exclusive license granted to the Licensee to a non-exclusive license by giving written notice to the Licensee.

SECTION 5. PROGRESS AND ROYALTY REPORTS

     5.1 Reporting Obligation. Beginning on June 15, 2005, and semi-annually thereafter, the Licensee will submit to EndoChem a written progress report as described in Section 5.2 below covering the Licensee's (and any Affiliate's, Sublicensee's or Development

QuatRx EndoChem License


                                       16.

Partner's) activities related to the development and testing of all Licensed Products, the obtaining of the governmental approvals necessary for marketing and the activities required and undertaken in order to meet the diligence requirements set forth in Section 4. Progress reports are required for each Licensed Product until the first Sale or other exploitation of that Licensed Product occurs in the United States and shall be again required if Sales of such Licensed Product are suspended or discontinued.

     5.2 Development Report Contents. Progress reports submitted under Section
5.1 shall include, but are not limited to, a detailed summary of the following topics at a level that enables EndoChem and UC to determine the progress of the development of Licensed Products and to determine whether or not the Licensee has met its diligence obligations set forth in Article 4 above:

          5.2.1 summary of work completed with respect to development and commercialization of Licensed Products as of the submission date of the progress report;

          5.2.2 a description of key scientific discoveries relating to Licensed Products or Licensed Methods (or the development or commercialization thereof) as of the submission date of the progress report (including preclinical analyses performed with respect to the Licensed Products);

          5.2.3 a summary of work in progress with respect to development and commercialization of Licensed Products as of the submission date of the progress report;

          5.2.4 a current schedule of anticipated events and milestones with respect to development and commercialization of Licensed Products, including those events and milestones specified in Article 4;

          5.2.5 market plans for introduction of Licensed Products including the anticipated and actual market introduction dates of each Licensed Product;

          5.2.6 a description of Sublicensees' and/or Development Partners' activities relating to the above items, if there are any Sublicensees or Development Partners;

          5.2.7 a summary of resources (dollar value) spent in the reporting period with respect to development and commercialization of Licensed Products;

          5.2.8 a description of Licensee's progress in developing any New Licensed Products elected for commercial development by Licensee pursuant to Section 2.3.2 of this Agreement; and

          5.2.9 if sublicenses are granted pursuant to Article 2 of this Agreement, the identity and number of all Licensed Products under development by each Sublicensee for each Licensed Product in development.

     5.3 Failure to Submit Progress Reports. If the Licensee fails to submit a timely progress report to EndoChem, then EndoChem will be entitled to terminate this Agreement if

QuatRx EndoChem License


                                       17.

such failure is not cured within sixty (60) days of receipt of written notice from EndoChem of such failure. If either Party terminates this Agreement before any Licensed Products are Sold or before this Agreement's expiration, then a final progress report covering the period prior to termination must be submitted within thirty (30) days of termination or expiration.

     5.4 Business Entity Status. The Licensee has a continuing responsibility to keep EndoChem informed of the business entity status (small business entity status or large business entity status as defined by the United States Patent and Trademark Office) of itself, any Sublicensees and, to the extent relevant for determination of entity status under applicable law, any of their Affiliates. The Licensee will notify EndoChem (with a copy to UC) of any change of its status or that of any Sublicensee or (to the extent applicable) any Affiliate within thirty (30) days of the change in status.

     5.5 Report of First Sale. The Licensee will report to EndoChem the date of first Sale of a Licensed Product in each country in its first progress and royalty reports following such first Sale of a Licensed Product.

     5.6 Royalty Reports. Beginning with the earlier of (i) the first Sale or other uses of a Licensed Product described in Section 1.23(iii), or (ii) the first transaction that results in Sublicense Fees accruing to EndoChem, the Licensee will make quarterly Earned Royalty and Sublicensee Fee reports to EndoChem on or before each February 15 (for the quarter ending December 31), May 15 (for the quarter ending March 31), August 15 (for the quarter ending June 30) and November 15 (for the quarter ending September 30) of each year. Each Earned Royalty and Sublicensee Fee report will cover Licensee's most recently completed calendar quarter and will, at a minimum, show:

          5.6.1 the gross invoice prices and Net Sales of Licensed Products Sold or otherwise exploited as described in the Net Sales definition (itemizing the applicable gross proceeds and any deductions therefrom);

          5.6.2 the quantity of each type of Licensed Product Sold or otherwise exploited;

          5.6.3 the country in which each Licensed Product was made, used or Sold or otherwise exploited;

          5.6.4 the Earned Royalties, in United States dollars, payable with respect to Net Sales;

          5.6.5 the Sublicense Fees, in United States dollars, payable with respect to Attributed Income;

          5.6.6 the method used to calculate the Earned Royalty, specifying all deductions taken and the dollar amount of each such deduction;

          5.6.7 the exchange rates used, if any;

QuatRx EndoChem License


                                       18.

          5.6.8 the amount of the cash and the amount of the cash equivalent of any non-cash consideration including the method used to calculate the non-cash consideration; and

          5.6.9 any other information reasonably necessary to confirm Licensee's calculation of its financial obligations hereunder.

If no Sales of Licensed Products have been made and no Licensed Products have been otherwise exploited during any reporting period, then a statement to this effect must be provided by the Licensee in the immediately subsequent royalty report.

EndoChem shall be permitted to provide any reports required under this Article 5 to UC for reporting purposes under Article 12 of the UC Agreement, subject to the confidentiality obligations herein.

SECTION 6. CONSIDERATION.

     6.1 License Fee. Licensee agrees to pay to EndoChem a non-refundable, non-creditable license fee of $800,000 (the "License Fee"), with $450,000 payable within seven days of the Effective Date, $100,000 payable within seven
(7) days after the twelve (12) month anniversary of the Effective Date, and the remaining $250,000 payable within seven (7) days after the filing of an IND (or foreign equivalent) for Commencement of Phase I clinical trials of a Licensed Product. Any amounts paid by Licensee to EndoChem under that certain Standstill Agreement between the Parties effective April 28, 2004 (which currently total $******) shall be credited against the License Fee.

     6.2 Sublicense Consideration.

          6.2.1 The Licensee will pay to EndoChem the following non-refundable and non-creditable sublicense fees ("Sublicense Fees"): ***** percent (**%) of all Attributed Income.

          6.2.2 The Licensee will also pay to EndoChem, with respect to each Sublicensee (other than an Affiliate of Licensee), an earned royalty of ***** percent (**%) of the Net Sales of each Licensed Product or Licensed Method by such Sublicensee ("Sublicensee Royalty").

     6.3 Milestones. Licensee shall make the following non-refundable, non-creditable milestone payments to EndoChem within 30 days after the first achievement of each of the following milestones for each Licensed Product covered by a Valid Claim in the Licensed Patents being developed by Licensee within the Field of Use:

QuatRx EndoChem License


                                       19.

                    MILESTONE EVENT                         PAYMENT
                    ---------------                       ----------
Acceptance for filing of an IND (or foreign               $  *******
equivalent) by the FDA (or foreign equivalent)
for the start of the first Phase I clinical trial
for the first Licensed Product. Such acceptance
shall be deemed to have occurred with respect to
the FDA if the FDA has not rejected such filing
within the statutory period permitted pursuant
to 21 CFR 312

Commencement of the first Phase * clinical                $  *******
trial of the first Licensed Product.

Commencement of the first  Phase * clinical               $  *******
trial of the first Licensed Product.

Acceptance of an NDA (or foreign equivalent)              $  *******
by the FDA (or foreign equivalent) for the
first Licensed Product.

Approval by the by the FDA of the first                      *******
NDA (or equivalent) for the first Licensed
Product.

First Regulatory Approval for the first Licensed          $  *******
Product by the first governmental authority with
jurisdiction over human pharmaceutical marketing
approvals (equivalent to the FDA) out of all
such governmental authorities in any of ****,
****, ****, ****, ****, or ****.


For purposes of this Article 6, "acceptance of an NDA" means the earliest date the FDA (or an equivalent foreign regulatory authority) notifies Licensee (or any Sublicensee or Development Partner or any of their Affiliates) that it has accepted an NDA submission (or foreign equivalent).

Each milestone payment referred to in this Section 6 shall be made only once with respect to each Licensed Product and Licensee shall not be required to pay milestone payments for additional formulations of such Licensed Products which are developed or commercialized. In the event Licensee ceases development of another Licensed Product for which milestones payments have been made due to safety, efficacy, regulatory or manufacturing reasons, and Licensee commences or continues development of a Licensed Product for the same or similar indications as the discontinued Licensed Product, then Licensee shall not be obligated to make any milestone payments to EndoChem with respect to such additional Licensed Product until such additional Licensed Product achieves milestones which were not achieved by the discontinued Licensed Product. For clarity, if there are two
(2) different Licensed Products developed for the same indication within the Field of Use, separate milestone payments shall be payable on each such Licensed Product as each such Licensed Product achieves a milestone. For the purposes of this Article 6, a Licensed Product will be deemed different from another Licensed Product only if a separate NDA or an equivalent application is required

QuatRx EndoChem License


                                       20.

to obtain marketing approval for such Licensed Product. Furthermore, each such milestone payment will be payable regardless of whether the applicable milestone event has been achieved by the Licensee or any Sublicensee or Development Partner (or any of their respective Affiliates).

     6.4 Royalty.

          6.4.1 During the Royalty Term, Licensee shall pay to EndoChem a royalty payment on Licensee's and its Affiliates' Net Sales of each Licensed Product or Licensed Method equal to **% of such Net Sales (the "Royalty"). Such royalties shall be due and payable without reduction for royalties that might be payable by Licensee to Third Parties in respect of such Sales, except that Licensee may deduct from any royalties owed for a particular Licensed Product, any payments due to Third Parties under licenses to a patent that would be infringed by the making, using or Selling of the active ingredient included in Licensed Products, but for the grant of such license, provided that in no event shall the royalty payable to EndoChem be reduced to less than **** percent (**%) of Net Sales of Licensed Products or Licensed Methods by the Licensee or any Sublicensee as a result of all credits applied under this Agreement and provided further that no such credit shall be available with respect to any Combination Product to the extent attributable to payments under such Third Party license for patent rights that cover the Combination Product Component.

          6.4.2 The Licensee will also pay to EndoChem a minimum annual royalty of one hundred thousand dollars ($100,000) for the life of Patent Rights, beginning with the year of the first Sale of Licensed Product, which shall be deemed to occur in 2012 if it has not actually occurred prior to December 31, 2011. The minimum annual royalty will be paid to EndoChem by February 28 of each year and will be credited against the Earned Royalty due for the calendar year in which the minimum payment was made. However, if the year of the first Sale is earlier than December 31, 2011, then the Licensee's obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in that calendar year after the month in which Sales commence and will be due the following February 28 (along with the minimum annual royalty payment for that year), to allow for crediting of the pro-rated year's Earned Royalties.

          6.4.3 In the event that any patent, patent application or claim thereof included within the Licensed Patents is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before such final decision and the foregoing shall not limit Licensee's obligation to pay the full amount of royalties due hereunder if any other Licensed Patent covers the Licensed Products that are Sold.

     6.5 Government Sales. No Earned Royalties will be collected or paid hereunder on Licensed Products Sold to, or otherwise exploited for, the account of the United States Government as provided for in the license to the United States Government. The Licensee and its Sublicensees will reduce the amount charged for Licensed Products Sold to, or

QuatRx EndoChem License


                                       21.

otherwise exploited by, the United States Government by an amount equal to the Earned Royalty for such Licensed Products otherwise due to EndoChem. Such reduction in Earned Royalties will be in addition to any other reductions in price required by the United States Government.

     6.6 Payments.

          6.6.1 Earned Royalties are payable on products and methods covered by both pending patent applications and issued patents within the Licensed Patents. Earned Royalties will accrue on a country-by-country basis until the expiration of the last to expire of the Licensed Patents containing a Valid Claim in such country, and will be payable to EndoChem when Licensed Products are invoiced on a quarterly basis pursuant to Section 6.5.2 below, or if not invoiced, when delivered or otherwise used by the Licensee or Sublicensee in a manner constituting a Net Sale as described in Article 1. For the avoidance of doubt, Licensed Products covered by a Valid Claim of the Patent Rights when manufactured shall be treated as Licensed Products hereunder for purposes of Earned Royalties, regardless of whether or not such Licensed Products are covered by a Valid Claim of the Patent Rights when and as Sold. Sublicense Fees with respect to any Attributed Income shall accrue to EndoChem within thirty (30) days of the date that such Attributed Income is payable by the Licensee.

          6.6.2 The Licensee will pay to EndoChem all Earned Royalties quarterly on or before February 25 (for the calendar quarter ending December 31), May 25 (for the calendar quarter ending March 31), August 25 (for the calendar quarter ending June 30) and November 25 (for the calendar quarter ending September 30) of each calendar year. Each payment will be for Earned Royalties which has accrued within the Licensee's most recently completed calendar quarter.

          6.6.3 All payments due to EndoChem under this Agreement shall be made in United States dollars and shall be sent by Licensee to EndoChem to the attention of "CEO" at the address shown in Section 13.5. The Licensee is responsible for paying all bank or other transfer charges. When Licensed Products are Sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Licensed Products were Sold and then converted into equivalent United States dollars. For each currency, the exchange rate shall equal the daily exchange rate (obtained as described below) for the last day of the applicable calendar quarter; each daily exchange rate shall be obtained from The Wall Street Journal, Eastern U.S. Edition, or, if not so available, an equivalent source of international currency exchange rates as otherwise agreed by the Parties in good faith.

          6.6.4 Each Party shall, at the other Party's request, sign license and/or royalty agreements directly with the other Party's Affiliates in those situations where such agreements would not (i) decrease the amount of royalties which would be paid hereunder, net of withholding obligations;
     (ii) otherwise impair EndoChem's ability to seek recourse in the event of breach; or (iii) cause EndoChem to breach the UC Agreement. Such agreements shall contain the same language as contained herein with appropriate changes in parties and territory. No such license and/or royalty agreement will relieve Licensee of its obligations hereunder, and Licensee will

QuatRx EndoChem License


                                       22.

     guarantee the obligations of its Affiliates in any such agreement. Royalties received directly from one Party's Affiliates shall be credited towards such Party's royalty obligations hereunder. Notwithstanding the foregoing, in no event will licenses or agreements executed pursuant to this Section 6.6.4 permit any actions not permitted under or that are inconsistent with the UC Agreement.

          6.6.5 Sublicense Fees and Earned Royalties on Net Sales of Licensed Products and other consideration accrued in any country outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country, except those taxes, fees and charges allowed under the provisions of Sections 1.22 or 1.23. Sublicense Fees, Earned Royalties and all other payments due EndoChem hereunder do not include, and Licensee shall be solely liable for, any taxes not based on UC's net income (including, without limitation, any sales, use, value-added, property, excise, import or export tax), duties or tariffs imposed or levied by any governmental entity on Licensed Products or Licensed Methods on any payments payable by Licensee hereunder, or in connection with Licensee's activities under this Agreement or the performance hereof. Notwithstanding the foregoing, if Licensee is required by law to withhold or deduct from any payments to EndoChem as a result of the UC Agreement, (a) Licensee may make such required withholding or deduction provided that Licensee shall pay such withheld or deducted amounts to the appropriate governmental authority and (b) all Sublicense Fees, Earned Royalties and all other payments due to EndoChem hereunder which are obligated to be paid to UC shall be increased as may be necessary so that after Licensee makes all deductions or withholdings that may be required by applicable law, EndoChem shall receive amounts which it is required to remit to UC equal to the amounts it would have received had no such deductions or withholdings been required. If Licensee is required to withhold on EndoChem's behalf as a result of EndoChem's obligations to UC under the UC Agreement, EndoChem will provide all documentation within its control and ability to provide (to the extent not unduly burdensome to do so) that is required by any United States government (or foreign equivalent) taxing authority or reasonably requested by Licensee to secure a reduction in or credit of the applicable withholding taxes. In the event EndoChem fails to provide the documentation as required in the foregoing sentence after notice from Licensee and an opportunity for EndoChem to cure such failure within thirty (30) days of such notice, Licensee may credit any additional amounts paid under this Section 6.6.5 on account of a withholding obligation (to the extent such additional amounts correspond to the reduction or credit that Licensee was attempting to obtain with the documentation that EndoChem failed to provide) against future amounts owed to EndoChem under this Agreement.

          6.6.6 Notwithstanding the provisions of Article 13.8 if at any time legal restrictions prevent the prompt remittance of Earned Royalties or other consideration owed to EndoChem by the Licensee with respect to any country where a sublicense is issued or a Licensed Product is Sold or otherwise used (as described in Paragraph 1.23(iii)), then the Licensee shall convert the amount owed to EndoChem which EndoChem is obligated to remit to UC under the UC Agreement into United States dollars and will pay EndoChem directly from another source of funds in order to remit such amount owed to EndoChem.

QuatRx EndoChem License


                                       23.

          6.6.7 In the event that royalties, fees, reimbursements for Patent Prosecution Costs or other monies owed to EndoChem are not received by EndoChem when due, the Licensee will pay to EndoChem interest at a rate of ten percent (10%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by EndoChem. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of EndoChem due to such late payment.

     6.7 Books and Records.

          6.7.1 The Licensee will keep accurate books and records showing all Licensed Product under development, manufactured, used, offered for Sale, imported, Sold and or otherwise exploited; all Net Sales, all Attributed Income, and other amounts upon which payments are due hereunder; and all sublicenses granted under the terms of this Agreement. Such books and records will be preserved for at least five (5) years after the date of the payment to which they pertain and will be open to inspection during normal business hours (not more frequently than once per year) by an independent accounting firm engaged by UC or EndoChem that is reasonably acceptable to Licensee to determine the accuracy of amounts paid or payable hereunder and of reports for such amounts required to be provided hereunder. Such accounting firm shall be bound by terms of confidentiality no less restrictive than those set forth herein. In addition, such accounting firm may only disclose to UC or EndoChem (a) the amount of any overpayment or underpayment if any (or the extent of any failure to deliver accurate reports as required hereunder), and (b) any information necessary to establish the basis for determining the existence and amount of such overpayment or underpayment (or inaccurate report), and may not disclose any other information obtained or derived as a result of any such audit.

          6.7.2 EndoChem shall pay the fees and expenses of such examination. If, however, an error in royalties or other payments owed to EndoChem of more than five percent (5%) of the total amounts due for any year is discovered in any examination, then the Licensee shall bear the fees and expenses of such examination and shall remit such underpayment to EndoChem within thirty (30) days of the examination results.


          6.7.3 Licensee shall require its direct Sublicensees to allow EndoChem and/or UC to conduct an audit of such Sublicensee under Sections 6.7.1 and 6.7.2, as if such direct Sublicensee were Licensee, to determine the accuracy of amounts paid or payable hereunder and of reports for such amounts required to be provided hereunder. In the event that UC or EndoChem wishes to inspect the books and records of a direct Sublicensee such direct Sublicensee shall be responsible for gathering and making available all necessary books and records of all its further Sublicensees, if any, through direct reporting obligations from such further Sublicensees to such direct Sublicensee and through exercise of audit rights with such further Sublicensees (which will include the right to disclose the audit results to UC or EndoChem)), then Licensee shall pay for the costs of one (1) such inspection (with Licensee's costs thereof capped at ******** dollars ($******) with any excess payable by UC or EndoChem). In the event that an error in payments due to UC of more than five percent (5%) of the total payments due for any year is discovered in any examination


QuatRx EndoChem License


                                       24.

     of a direct Sublicensee (whether the initial inspection of any subsequent inspection), then Licensee shall pay the costs of a follow-up inspection by UC or EndoChem, such follow-up inspection not to occur any earlier than one
     (1) year after the predecessor examination conducted under this Agreement. For the avoidance of doubt, UC and EndoChem shall not have the right to inspect any books and records of Licensee or any Sublicensee that do not pertain to the Licensed Products.

          6.7.4 Upon request from UC or EndoChem, Licensee shall provide to UC or EndoChem, (and shall require Sublicensees to provide to UC or EndoChem, where applicable) reasonable information and documents confirming compliance with the applicable sublicensing provisions of Article 2, the diligence obligations under Article 4, the reporting obligations under
     Article 5, the use of name related obligations under Article 13 and the indemnification obligations under Article 11.

SECTION 7. REPRESENTATIONS AND WARRANTIES.

     7.1 EndoChem Representations. EndoChem represents and warrants that:

          (a) it is the licensee of the Patent Rights under the UC Agreement;

          (b) EndoChem has the right, power and authority to grant to Licensee the licenses set forth in this Agreement, and to its knowledge, such licenses are free and clear of any liens, security interests, restrictions on use or encumbrances of any nature whatsoever;

          (c) EndoChem has not granted, and shall not grant to any Third Party or other Affiliate, any rights or licenses, and has not otherwise taken any action, that materially conflicts with or adversely affects the rights and licenses granted to Licensee under this Agreement;

          (d) to EndoChem's knowledge, UC has maintained the Patent Rights in full force and effect, including the payment of maintenance fees;

          (e) to EndoChem's knowledge, the Patent Rights are not involved in any court proceeding, arbitration, mediation interference, reissue, re-examination or opposition proceeding;

          (f) except for the Letter of Intent between the UC and EndoChem dated April 6, 2004, and the Non-Disclosure Agreement between the UC and EndoChem dated September 24, 2003, the UC Agreement is the only agreement and understanding, written or oral, by and among UC and EndoChem with respect to the Patent Rights;

          (g) the UC Agreement will, when executed, be binding as to EndoChem, and to EndoChem's knowledge, will be binding as to UC;

          (h) no event has occurred or circumstance exists within EndoChem's control that (with or without notice or lapse of time) shall, as of the effective date of the UC Agreement, give UC the right to declare a default or exercise any remedy

QuatRx EndoChem License


                                       25.

     under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, the UC Agreement;

          (i) no notice has been received or given regarding any actual, alleged, possible or potential violation or breach of, or default under, the UC Agreement as of the Effective Date;

          (j) there are no outstanding renegotiations or attempts to renegotiate the UC Agreement;

          (k) there is no action, suit, claim, investigation or proceeding pending, or to EndoChem's knowledge, threatened against, by or affecting EndoChem, its applicable Affiliates and/or UC, which, if adversely decided, might adversely affect: (i) EndoChem's ability to enter into this Agreement; (ii) Licensee's rights under this Agreement; or (iii) EndoChem's performance of its obligations under this Agreement;

          (l) to EndoChem's knowledge, other than under the UC Agreement or under obligations which UC may owe to ****** pursuant to a prior license agreement between UC and ****** relating to certain of the Patent Rights, there are no royalties or milestone payments which would be due and owing to any Third Party under any agreement in effect as of the Effective Date relating to the Licensed Patents;

          (m) no regulatory authority in any jurisdiction in the Territory has communicated to EndoChem, or to EndoChem's knowledge, to UC or any prior UC licensee, any concerns, issues or comments regarding development of any Licensed Product; and

          (n) except as expressly set forth in this Agreement, the license to Licensee and the associated Invention, Patent Rights, Licensed Products and Licensed Methods are provided by EndoChem WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. ENDOCHEM MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

     7.2 Mutual Representations. Each of the Parties hereby represents and warrants to the other Party as follows:

          (a) it has never been, is not currently, and, during the term of this Agreement, will not become (i) an individual who has been debarred by the United States Food and Drug Administration ("FDA") pursuant to 21 U.S.C.
     Section 335a (a) or (b) ("Debarred Individual") and thereby restricted from providing services in any capacity to a person that has an approved or pending drug application, or an employer, employee or partner of a Debarred Individual, or (ii) a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. Section 335a (a) or (b) ("Debarred Entity") from submitting or assisting in the submission of any abbreviated

QuatRx EndoChem License


                                       26.

     drug application, or an employee, partner, shareholder, member, subsidiary or affiliate of a Debarred Entity;

          (b) it is validly existing and in good standing under the laws of the state of its incorporation;

          (c) the execution of this Agreement and full and timely performance of the covenants, duties and obligations described herein have been duly authorized by all necessary corporate action in accordance with all laws;

          (d) it has the full power and authority to execute and deliver this Agreement and perform its covenants, duties and obligations described in this Agreement;

          (e) with the exception of ongoing patent prosecution matters, there is no action, suit, claim, investigation or proceeding pending, or to its knowledge, threatened against, by or affecting it or, its applicable Affiliates, which, if adversely decided, might adversely affect: (i) such Party's ability to enter into this Agreement; (ii) the other Party's rights under this Agreement; or (iii) such Party's performance of its obligations under this Agreement; and

          (f) this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

     7.3 Use of Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates, subject to the terms and conditions of this Agreement. Each Party shall remain responsible for, and hereby guarantees, the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In the event of any dispute arising from the performance by an Affiliate under this Agreement, the Party having such a dispute may proceed directly against the other Party, without any obligation to first proceed against the Affiliate.

SECTION 8. TERM AND TERMINATION.

     8.1 The term of this Agreement shall begin on the Effective Date of this Agreement and continue until this Agreement is terminated as provided herein.

     8.2 Subject to Licensee's rights under Section 3.1.2 of the UC Agreement, this Agreement shall terminate automatically upon termination or expiration of the UC Agreement.

     8.3 If the Licensee fails to perform or violates any material term or provision of this Agreement, then EndoChem may give written notice of such default ("Notice of Default") to the Licensee. If the Licensee fails to repair such default within 45 days for a monetary

QuatRx EndoChem License


                                       27.

default and 75 days for all other defaults, in each case after the effective date of such notice, then EndoChem will have the right to immediately terminate this Agreement and its licenses by providing a written notice of termination ("Notice of Termination") to the Licensee. Notwithstanding the foregoing, in the event of a non-monetary default that cannot be cured within 75 days of EndoChem notice, the applicable cure period shall be extended to 160 days from the date of EndoChem' notice provided that the Licensee provides a reasonable, written cure plan to EndoChem and diligently works to implement such plan within such extended cure period. If the applicable default is not cured within such 160 day period from the date of EndoChem's notice, EndoChem shall have the right to terminate this Agreement as provided above.

     8.4 Licensee may terminate this Agreement at any time by giving at least 90 days written and unambiguous notice of such termination to EndoChem. Such a notice shall be accompanied by a statement of the reasons for termination. Licensee may also terminate its rights under the Licensed Patents on a country-by-country basis by giving notice in writing to EndoChem.

     8.5 Upon the termination of this Agreement, Licensee shall remain obligated to provide an accounting for and to pay milestone and other payments and royalties earned up to the date of the termination.

     8.6 If applicable Patent Rights exist at the time of any making, Sale, offer for Sale, or import of a Licensed Product, then Earned Royalties shall be paid at the times provided herein and royalty reports shall be rendered in connection therewith, notwithstanding the absence of applicable Patent Rights with respect to such Licensed Product at any later time. Otherwise, no Earned Royalties shall be paid on the Sales of such product or service. Any fees or other payments owed to EndoChem at the time of expiration not based on the Sales of a Licensed Product will be paid to EndoChem at the time such fee or other payment would have been due had this Agreement not expired.

     8.7 Waiver by either Party of a single breach or default, or a succession of breaches or defaults, shall not deprive such Party of any right to terminate this Agreement in the event of any subsequent breach or default.

     8.8 If this Agreement is terminated under Section 8.3 or 8.4, Licensee shall promptly transfer to EndoChem all Technical Information received from EndoChem in Licensee's possession relating to Licensed Products. Licensee shall promptly transfer to EndoChem ownership of any IND, NDA or other regulatory filing relating to the development or marketing approval of any Licensed Product and shall, and hereby does, grant to EndoChem an exclusive, worldwide, sublicensable license under Licensee's interest in any invention, patent application and/or patent relating to Licensed Products then Controlled by Licensee or its Affiliates in the applicable country(ies) where Licensee's rights have been terminated, to make, have made, use, sell, offer for sale or import Licensed Products. If this Agreement is terminated for cause under
Section 8.3 by EndoChem or 8.4 by Licensee above, then the following shall apply:

          a. If termination occurs prior to completion of an FDA-approved Phase I clinical trial: EndoChem will pay to Licensee **** percent (*%) of revenues received from any Third Party with respect to Licensed Products, up to an aggregate of ****

QuatRx EndoChem License


                                       28.

     percent (**%) of the costs incurred by Licensee reported as of the termination date in compliance with Section 12.2.7 of the UC Agreement.

          b. If termination occurs following completion of an FDA-approved Phase I clinical trial and prior to completion of an FDA-approved Phase II clinical trial: EndoChem will pay to Licensee **** percent (**%) of revenues received from any Third Party with respect to Licensed Products, up to an aggregate of **** percent (**%) of the costs incurred by Licensee reported as of the termination date in compliance with Section 12.2.7 of the UC Agreement.

          c. If termination occurs following completion of an FDA-approved Phase II clinical trial: EndoChem will pay to Licensee **** percent (**%) of revenues received from any Third Party with respect to Licensed Products, up to an aggregate of **** percent (**%) of the costs incurred by Licensee reported as of the termination date in compliance with Section 12.2.7 of the UC Agreement.

For purposes of this Section 8.8, the term "completion" shall mean the last dosing of the last patient in the applicable clinical trial.

     8.9 If this Agreement is terminated under Sections 8.2, 8.3 or 8.4, then within a period of one hundred and twenty (120) days after the date of termination, the Licensee, Sublicensees and Development Partners are entitled to dispose of all previously made or partially made Licensed Product, but no more, provided that the Sale or use of such Licensed Product is subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of Earned Royalties and other amounts due. The Licensee, Sublicensees or Development Partners may not otherwise make, Sell, offer for Sale or import Licensed Products or practice the Licensed Method after the date of termination.

     8.10 Upon expiration of the term of this Agreement (but not termination under Section 8.3 or 8.4), in addition to the other rights and obligations of the Parties pursuant to this Section 8, Licensee shall have a fully paid-up, perpetual, nonexclusive license to use the Technical Information for Licensed Product(s) in the Field of Use in the Territory with no obligation of accounting or otherwise to EndoChem, solely to the extent necessary or useful to research, develop, and commercialize Licensed Products.

     8.11 Any termination or expiration of this Agreement will not affect the rights and obligations set forth in Sections 6.2 (solely as to amounts accrued before the effective date of termination or pursuant to Section 8.9 after termination), 6.4.2 (solely as to amounts accrued before the effective date of termination or pursuant to Section 8.9 after termination), 6.6.7, 6.7, and Articles 1, 8, 9, 10, 11 and 13.

SECTION 9. CONFIDENTIALITY.

     9.1 Except as specifically permitted hereunder, each Party hereby agrees to hold in confidence and not use on behalf of itself or others, all data, samples, technical and economic information (including any progress reports, royalty reports, or the terms hereof), commercialization, clinical and research strategies and know-how provided to a Party by the other Party (the "Disclosing Party") for a period of five years from the date of disclosure

QuatRx EndoChem License


                                       29.

(collectively the "Confidential Information"). Confidential Information of EndoChem shall not include the Technical Information.

     9.2 The Licensee and EndoChem may use and disclose Confidential Information they receive pursuant to this Agreement to their employees, agents, consultants, contractors and, in the case of the Licensee, its Sublicensees, Development Partners, bona fide potential Sublicensees, investors and professional service providers who have a need to know such Confidential Information, provided that such entities are bound by a duty of confidentiality substantially similar to that provided in this Article 9.

     9.3 The obligations under Sections 9.1 and 9.2 shall not apply to any "Confidential Information" to the extent such information:

          (i) is or becomes part of the public domain through no fault of the non-Disclosing Party or its Affiliates;

          (ii) is obtained after the date hereof by the non-Disclosing Party or one of its Affiliates from any Third Party which is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation to the Disclosing Party with respect to such Confidential Information;

          (iii) is independently developed by the non-Disclosing Party as shown by written records of the non-Disclosing Party;

          (iv) is known to the non-Disclosing Party or one or more of its Affiliates prior to disclosure by the Disclosing Party, as evidenced by the non-Disclosing Party's written records; and

          (v) is necessary to be disclosed to any governmental authorities or pursuant to any regulatory filings, provided that in such case the non-Disclosing Party notifies the Disclosing Party reasonably in advance of such disclosure and cooperates with the Disclosing Party to minimize the scope or content of such disclosure.

     9.4 Licensee shall have sole control, in its sole discretion, over the publication or dissemination of the results of the development of Licensed Products. Neither Party shall issue any communications to the general public regarding the contents of this Agreement without the prior written consent of the other Party, except to the extent required by any law, rule or regulation, or advice of independent counsel, and in such event, the Party that is required to make such disclosure shall use reasonable efforts to provide Licensee with a copy of such communication at least four (4) business days prior to release and shall in good faith consider all comments or suggested edits made by Licensee. The Parties agree to issue a press release regarding the consummation of this Agreement. Such press release shall be subject to mutual agreement of the Parties.

     9.5 Upon termination (but not expiration) of this Agreement, the non-Disclosing Party will destroy or return any of the Disclosing Party's Confidential Information in its possession within fifteen (15) days following the termination of this Agreement. The Licensee and EndoChem will provide each other, within thirty (30) days following termination, with

QuatRx EndoChem License


                                       30.

written notice that such Confidential Information has been returned or destroyed. Each Party may, however, retain one copy of such Confidential Information it received under this Agreement for archival purposes in non-working files.

     9.6 The obligations of Section 9.1 and 9.3 shall survive the expiration or termination of this Agreement for a period of five (5) years.

SECTION 10. INTELLECTUAL PROPERTY RIGHTS.

     10.1 Prosecution of Licensed Patents.

          10.1.1 EndoChem shall (and with regard to the Patent Rights shall use commercially reasonable efforts to cause UC to) diligently prosecute and maintain the United States and foreign patents comprising the Licensed Patents using counsel reasonably acceptable to the Licensee and in jurisdictions requested by Licensee (where available). Notwithstanding the above, in the event Licensee has rejected three (3) counsels with regard to the Patent Rights, Licensee acknowledges that UC shall have the right to use reasonably qualified counsel of its choice without Licensee's assent as to the Patent Rights. Licensee acknowledges that UC's counsel will take instructions only from UC and EndoChem's counsel will take instructions only from EndoChem. EndoChem will provide the Licensee with copies of all relevant documentation with regard to the prosecution and maintenance of the Licensed Patents (as to the Patent Rights, to the extent Licensee receives such documentation from UC) so that the Licensee will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response. EndoChem shall ensure that all such comments by Licensee are considered in good faith (except that as to Patent Rights, EndoChem shall only be obligated to use commercially reasonable efforts to ensure that UC reviews such comments) and, where accepted, are incorporated into such filings; provided however, that if Licensee has not commented upon such documentation in a reasonable time for EndoChem (and, as to the Patent Rights, UC) to sufficiently consider Licensee's comments prior to a deadline with the relevant government patent office, or EndoChem or UC (as to the Patent Rights) must act to preserve the Licensed Patents, EndoChem and/or UC will be free to respond without consideration of Licensee's comments, if any. Licensee agrees to treat all such documentation as Confidential Information of EndoChem.

          10.1.2 EndoChem shall, and with regard to the Patent Rights shall request UC to, use reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the Licensed Products contemplated to be made, used or Sold, or the Licensed Method to be practiced, under this Agreement. EndoChem shall not abandon any patent application or patent within the Licensed Patents (but excluding the Patent Rights), except for the purpose of filing continuation or continuation-in-part applications, without the prior written consent of Licensee. With regard to the Patent Rights shall, EndoChem shall request that UC shall not, abandon any patent application or patent within the Licensed Patents, except for the purpose of filing continuation or continuation-in-part applications within the Patent Rights, without prior consultation with Licensee.

QuatRx EndoChem License


                                       31.

          10.1.3 The Licensee may apply for an extension of the term of any patent included within the Licensed Patents if reasonable and appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of such Law. The Licensee shall prepare all documents and EndoChem agrees to execute, or request UC to execute, the documents and to take additional action as the Licensee reasonably requests in connection therewith. Licensee shall be liable for all costs relating to such application.

          10.1.4 The Licensee may request that EndoChem obtain patent protection on any Licensed Product or Licensed Method in foreign countries, if available and if it so desires (it being recognized that the deadline for making such request as to certain countries in which Patent Rights may have been sought has passed). The Licensee will notify EndoChem of its decision to obtain or maintain foreign patents not less than thirty (30) days prior to the deadline for any payment, filing or action to be taken in connection therewith with respect to Licensed Patents that are not Patent Rights, and ninety-five (95) days with respect to Patent Rights, provided in each case that EndoChem (or, as to Patent Rights, UC) has provided reasonable notice to Licensee (or, as to Patent Rights, UC) of such impending deadline. EndoChem shall be obligated to provide such notice of impending deadline to Licensee, provided that as to Patent Rights, the foregoing shall apply only if UC has so notified EndoChem. This notice concerning foreign filing must be in writing and must identify the countries desired. The absence of such a notice from the Licensee to EndoChem will be considered an election not to obtain or maintain foreign patent rights with respect to the applicable US patent included in the Licensed Patents.

          10.1.5 The Licensee will bear all past and future costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement ("Patent Prosecution Costs"), except as otherwise expressly provided in this Section 10.1.5. Patent Prosecution Costs billed to EndoChem by UC's counsel (as to Patent Rights) or EndoChem's counsel after the Effective Date will be rebilled to the Licensee and shall be due within twenty-five (25) days of such rebilling. Such Patent Prosecution Costs will include without limitation past patent prosecution costs for the Invention claimed in UC file ***** which were incurred by UC prior to the Effective Date, and all patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, oppositions or inventorship determinations. Notwithstanding the foregoing, the Parties have agreed that EndoChem will bear solely, and QuatRx shall not be obligated to reimburse EndoChem, a total of ************ dollars (*****) in past Patent Prosecution Costs that UC has billed to EndoChem and EndoChem has paid to UC prior to the Effective Date (such amount, the "EndoChem Amount"). If any Patent Prosecution Costs in excess of the EndoChem Amount are incurred and billed to EndoChem prior to the Effective Date, then QuatRx shall reimburse EndoChem any amounts EndoChem pays to UC or directly pay such amount to UC within the time required by the UC Agreement, as the Parties may agree.

          10.1.6 EndoChem (or, as to Patent Rights, UC) may file, prosecute or maintain patent applications or patents included in the Licensed Patents at its own expense in any country in which the Licensee has not elected to file, prosecute or maintain

QuatRx EndoChem License


                                       32.

     patent applications or patents in accordance with this Article 10 and those applications, resultant patents and patents will not be subject to this Agreement.

     10.2 Ownership of New Inventions.

          10.2.1 Inventorship of any invention that is developed, discovered or made by a Party, solely or jointly with the other Party (as applicable, the "Inventor") pursuant to work conducted under this Agreement (an "Invention") shall be determined in accordance with United States laws of inventorship, subject only to the license rights granted under this Agreement. Each Party shall promptly notify the other Party if it determines that an Invention has been made. EndoChem shall obtain from each of its employees, contractors, representatives and agents a written obligation to assign to EndoChem all right, title and interest in and to all Inventions. The Inventor of such Invention shall be deemed the owner thereof.

          10.2.2 With respect to any patent that claims any Invention which is owned by a Party hereunder, such Party shall have the right, at its option and expense, to prepare, file and prosecute in its own name any patents with respect to any such Invention and to maintain any patents issued thereon. In connection with any such prosecution efforts, such Party agrees to cooperate reasonably with the other Party at such Party's expense in the preparation and prosecution of all such patents and in the maintenance of any patents issued. This obligation shall survive the expiration or termination of this Agreement.

     10.3 Infringement of Licensed Patents. Each of EndoChem and Licensee shall promptly inform the other in writing of any infringement of Licensed Patents by a Third Party in the Field of Use of which it has knowledge and shall provide the other with any available information relating to such infringement (the "Infringement Notice").

In the event that the infringement is of Licensed Patents that are included in the Patent Rights, then the following provisions shall apply:

          10.3.1 During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, EndoChem shall use reasonable efforts to obtain the consent of UC to permit Licensee, on behalf of EndoChem, to notify the possible infringer of infringement or put such infringer on notice of the existence of the Patent Rights and shall confer with Licensee regarding how to proceed if UC does not so consent. If the Licensee puts such infringer on notice of the existence of any Patent Rights with respect to such infringement without first so obtaining the written consent of UC and if a declaratory judgment action is filed by such infringer against UC, then Licensee's right to initiate a suit against such infringer for infringement under Section 10.3.2 below will terminate immediately. Both EndoChem and the Licensee will use their diligent efforts to cooperate with each other and with UC to terminate such infringement without litigation.

          10.3.2 If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, then the Licensee may institute suit for patent infringement against the infringer. Licensee understands that UC may voluntarily join

QuatRx EndoChem License


                                       33.

     such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of the Licensee's suit or any judgment rendered in that suit. The Licensee may not join EndoChem or UC as a party in a suit initiated by the Licensee without EndoChem's and UC's prior written consent unless required to continue such suit. If, in a suit initiated by the Licensee, EndoChem or UC is joined, then the Licensee will pay any costs incurred by EndoChem or UC arising out of such suit, including but not limited to, any legal fees of counsel that EndoChem or UC and Licensee mutually agree to retain to represent EndoChem or UC in the suit.

          10.3.3 If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then EndoChem or UC may institute suit for patent infringement against the infringer. If EndoChem or UC institutes such suit, then the Licensee may not join such suit without EndoChem's or UC's consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of EndoChem's or UC's suit or any judgment rendered in that suit.

          10.3.4 Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the Patent Rights and written notice is given under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then the Party in receipt of such notice under the Act shall provide the Infringement Notice to the other Party and to UC promptly. If the time period is such that the Licensee will lose the right to pursue legal remedy for infringement by not notifying a Third Party or by not filing suit, the notification period and the time period to file suit will be accelerated to within forty-five (45) days of the date of such notice to either Party.

          10.3.5 Notwithstanding the foregoing, to the extent Article 23 of the UC Agreement prevents EndoChem from granting the rights set forth in this
     Section 10.3 to Licensee, then the Parties shall confer how to proceed within the limits of the UC Agreement, which may include without limitation EndoChem itself bringing suit, at Licensee's expense, against such infringer, provided that Licensee shall have control over the prosecution of such suit. Subject to the foregoing sentence, EndoChem shall have the right, but not the obligation, to be represented by counsel of EndoChem's choice during any such suit or related proceedings.

          10.3.6 Any recovery or settlement received in connection with any suit will first be allocated to UC on the one hand and EndoChem and the Licensee on the other hand to cover any litigation costs each entity incurred (if any). If such recovery is less than the Parties' total litigation costs, the recovery shall be shared by UC and the Parties in proportion to the litigation costs each entity incurred. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee, EndoChem and UC as follows: (a) for any recovery other than amounts paid for willful infringement: (i) UC will receive ***** percent (**%) of the recovery if UC was not a party in the litigation and did not incur any litigation costs, (ii) UC will receive ***** percent (**%) of the recovery if UC was a party in the litigation

QuatRx EndoChem License


                                       34.

     whether joined as a party under the provisions of Section 10.3.2 or otherwise, but did not incur any litigation costs, and (iii) UC will receive **** percent (**%) of the recovery if UC incurred more than de minimis litigation costs in connection with the litigation; and (b) for any recovery for willful infringement, UC will receive **** percent (**%) of the recovery. After the foregoing allocation to UC is effected, any remaining amounts will be split by the Parties such that Licensee retains **** percent (**%) of such amount and EndoChem retains **** percent (**%) of such remainder. In any suit initiated by EndoChem or UC, any recovery in excess of litigation costs will belong to EndoChem and/or UC. The UC, EndoChem and Licensee agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 10.

In the event that the infringement is of a Licensed Patent that is not a Patent Right, then the following provisions shall apply:

          10.3.7 Licensee shall have the first right to prosecute such infringers at its own cost and expense. Licensee may for such purposes use the name of EndoChem as a party plaintiff. EndoChem shall reasonably cooperate with Licensee, at Licensee's expense, in connection therewith, and may participate in any such suit at its expense to protect its interests, provided that Licensee shall have control over such prosecution. Subject to the foregoing sentence, EndoChem shall have the right, but not the obligation, to be represented by counsel of EndoChem's choice during any such suit or related proceedings.

          10.3.8 If within ninety (90) days after having been notified by Licensee of any alleged infringement pursuant to Section 10.3, Licensee has been unsuccessful in persuading the alleged infringer to desist and has not brought, and is not diligently maintaining an infringement action or if Licensee notifies EndoChem at any time prior thereto of its intention not to bring suit against any alleged infringer, then EndoChem may, but shall not be obligated to, prosecute, at its own expense, any such infringement of the Licensed Patents in the Field of Use, provided that Licensee may, at Licensee's expense, participate in any such litigation to the extent required to protect its rights.

          10.3.9 Any recovery of damages by Licensee for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to the suit or settlement thereof, and next toward reimbursement of EndoChem for any litigation costs incurred by EndoChem. The balance thereafter remaining from such recovery shall be allocated **% to Licensee and **% to EndoChem. No settlement, or consent judgment, or other voluntary final disposition of the suit may be entered into without the consent of EndoChem, which consent shall not be unreasonably withheld or delayed.

          10.3.10 In the event that EndoChem undertakes the enforcement and/or defense of the Licensed Patents by litigation or settlement action, any recovery of damages by EndoChem shall be allocated **% to EndoChem and **% to Licensee. Provided Licensee is not in breach of this Agreement and is current in reimbursing EndoChem for all costs and expenses, including reasonable attorney fees and legal

QuatRx EndoChem License


                                       35.

     costs, in connection with such litigation or action, no settlement, or consent judgment, or other voluntary final disposition of the suit, which may limit Licensee's rights hereunder may be entered into without the consent of Licensee, which consent shall not be unreasonably withheld or delayed.

          10.3.11 In any infringement suit that either Party may institute to enforce the Licensed Patents or in any declaratory Judgment action alleging invalidity, unenforceability or non-infringement of any Licensed Patents brought against either Party, the other Party hereto agrees, at the request and expense of the Party initiating or defending the suit or action, to cooperate in all reasonable respects and to have its employees testify when requested and to make available relevant records, papers, information samples, and specimens.

          10.3.12 In the event any action is brought by a Third Party in a court of competent jurisdiction alleging invalidity or unenforceability of, or any other material defect in, any of the Licensed Patents other than the Patent Rights against Licensee or EndoChem, Licensee shall have the right to withhold **** percent (**%) of any payments due hereunder related to the applicable Licensed Patents, including, without limitation, any license fees, milestone payments and/or royalties accruing after the date of such action, until such time as such action shall have been abated or settled, as reasonably determined by Licensee. If such action results in the relevant Licensed Patents being determined to be valid, enforceable or otherwise not defective (as applicable in view of the nature of such action), then Licensee shall repay to Endochem any amounts so withheld in reasonable installments as the Parties shall mutually agree (with the intent being that Licensee shall not be unduly burdened by such repayment obligation prior to First Commercial Sale of Licensed Products). Additionally, if any such action results in Licensee recovering amounts from the Third Party (for example, as a result of a counterclaim of infringement by Licensee), then the withheld amounts shall be reimbursed to EndoChem out of such recovery if not otherwise previously repaid.

     Each Party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the Party who initiated the suit (unless such suit is being jointly prosecuted by the Parties). Neither Party shall consent to the entry of any judgment or settle or otherwise compromise any such action or suit in a way that adversely affects the other Party's intellectual property rights or its rights or interests with respect to Licensed Products without such other Party's prior written consent (not to be unreasonably withheld). Any litigation proceedings will be controlled by the Party bringing the suit, except that the other Party may retain counsel of its choice to monitor the proceedings.

SECTION 11. INDEMNIFICATION.

     11.1 EndoChem hereby agrees to defend, indemnify and hold Licensee and its employees, officers, directors, representatives, subcontractors, agents and sublicensees harmless from and against any and all costs, expenses (including reasonable attorneys' fees and amounts paid in settlement), damages and liabilities claimed by a Third Party ("Claim") resulting directly or indirectly from (a) the negligence or willful misconduct or breach of this Agreement or any EndoChem representation or warranty by EndoChem, or its employees, representatives, subcontractors, agents or sublicensees or (b) the performance of any

QuatRx EndoChem License


                                       36.

research or development of Licensed Products by EndoChem to the extent performed in a negligent manner or with willful misconduct or in violation of any law, rule or regulation, all to the extent such Claim does not also result from the negligence or willful misconduct or breach of this Agreement by Licensee or its employees, representatives, subcontractors, agents or sublicensees. If Licensee, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by EndoChem to defend Licensee in accordance with this Section 11.1, then Licensee may retain counsel of its choice to represent it and EndoChem will pay all reasonable expenses for such representation.

     11.2 The Licensee shall, and will require its Sublicensees to, indemnify, hold harmless and defend EndoChem and UC and their respective officers, directors, shareholders, employees and agents, the sponsors of the research that led to the Invention, and the inventors of any invention claimed in patents or patent applications under Licensed Patents (including the Licensed Products and Licensed Methods contemplated thereunder) and their employers against any and all Third Party claims, suits, losses, damage, costs, fees and expenses resulting from, or arising out of, the exercise of the licenses or any sublicenses granted pursuant to this Agreement except to the extent arising from EndoChem's breach of this Agreement or its negligence or willful misconduct (whether committed by affirmative act or by omission). This indemnification will include, but not be limited to, any product liability. If UC or EndoChem, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend UC or EndoChem in accordance with this Section 11.2, then UC or EndoChem may retain counsel of its choice to represent it and the Licensee will pay all reasonable expenses for such representation. As a condition to being indemnified hereunder, the Licensee shall have sole control over the defense and settlement of all claims, and EndoChem and UC must cooperate with Licensee's investigation, defense and settlement of all claims and shall promptly notify the Licensee of all claims and threatened claims; provided, however, that in no event shall Licensee settle any such claims (nor admit wrongdoing or liability on the party of any indemnitee) without EndoChem's and UC's prior written consent (provided that EndoChem's consent shall only be required in the event such settlement admits liability or wrongdoing on the part of EndoChem or contains any admission of invalidity of a Licensed Patent or any obligation or other admission, such as an obligation on the part of EndoChem to perform any act or incur any expense after such settlement is entered).

     11.3 EXCEPT FOR EACH PARTY'S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 11, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Notwithstanding anything to the contrary herein, nothing in this Article 11 shall limit EndoChem's right to seek and recover from Licensee any accrued but unpaid Earned Royalties, Sublicense Fees or other payments due pursuant to this Agreement.

     11.4 The terms of this Section 11 shall survive the termination or expiration of this Agreement.

QuatRx EndoChem License


                                       37.

SECTION 12. INSURANCE.

     12.1 During the term of this Agreement and for three (3) years following its termination or expiration, each Party, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain and maintain the following insurance (or an equivalent program of self insurance):

          12.1.1 Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence                            $  500,000
Products/Completed Operations Aggregate    $1,000,000
Personal and Advertising Injury            $  500,000
General Aggregate (commercial form only)   $1,000,000

          12.1.2 Notwithstanding the above, no later than the earlier of: i) sixty (60) days before the anticipated date of market introduction of any Licensed Product; or ii) sixty (60) days before the first use of any Licensed Product in a human under this Agreement, Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain the following insurance (or an equivalent program of self-insurance) during the term of this Agreement and for three (3) years following its termination, Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence                            $ 5,000,000
Products/Completed Operations Aggregate    $10,000,000
Personal and Advertising Injury            $ 5,000,000
General Aggregate (commercial form only)   $10,000,000

The coverage and limits referred to in Sections 12.1.1 and 12.1.2 above will not in any way limit the liability of the Licensee. The Licensee will furnish EndoChem with certificates of insurance evidencing compliance with all requirements. Such certificates will:

          12.1.3 Indicate that EndoChem and UC have been endorsed as additional insureds under the coverage described above; and

          12.1.4 Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by EndoChem or UC. Licensee will use reasonable efforts to provide thirty (30) days advance notice to EndoChem of any modification to Licensee's insurance.

EndoChem will promptly notify the Licensee in writing of any claim or suit brought against EndoChem or UC for which either EndoChem or UC intends to invoke the provisions of Section 11.

SECTION 13. MISCELLANEOUS.

QuatRx EndoChem License


                                       38.

     13.1 Dispute Resolution. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter within such ten (10) day period, either Party shall have the right to pursue all available remedies at law or in equity. Notwithstanding the foregoing, EndoChem shall not be obligated to utilize the foregoing informal dispute resolution procedures with respect to any controversy or claim regarding amounts paid or payable by Licensee to EndoChem hereunder.

     13.2 Assignment.

          13.2.1 Affiliates. Either Party may assign any of its rights or obligations under this Agreement in any country to any Affiliates; provided, however, that such assignment shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement, and further provided that if a proposed assignment would have an adverse financial impact upon the non-assigning Party (e.g., by reason of changed tax treatment of payments due under this Agreement), such assignment shall be subject to the other Party's prior written consent. If EndoChem assigns this Agreement or is acquired by any entity that is then developing or commercializing a product for the same indications for which Licensee is then developing or commercializing Licensed Products, then after the closing of such transaction, QuatRx's obligations under Section
     5.2 shall be modified so that QuatRx shall provide the reports required thereunder directly to UC and shall provide to EndoChem or the assignee or acquiring entity only a summary report containing information necessary for confirming QuatRx's performance of its obligations under Article 4.

          13.2.2 Merger, Acquisition Or Sale Of Assets. Subject to the terms hereof, either Party may assign its rights or obligations under this Agreement to a non-Affiliate only in connection with a merger or similar reorganization or the Sale of all or substantially all of its assets or the Sale of all or substantially all of its pharmaceutical and/or healthcare assets, or otherwise without the prior written consent of the other Party. This Agreement shall survive any such merger or reorganization of either Party with or into, or such Sale of assets to, another party and shall be fully enforceable against the surviving, consolidated or reorganized entity of such merger, consolidation or re-organization and no consent for such merger, reorganization or Sale shall be required hereunder.

          13.2.3 Binding Upon Successors And Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void and the rights and obligations shall remain in the Party that attempted the void assignment.

     13.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

QuatRx EndoChem License


                                       39.

     13.4 No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name of EndoChem, Licensee or any other trade name or trademark of either Party or its Affiliates in connection with the performance of this Agreement.

     13.5 Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof).

     If to Licensee, addressed to:
          QuatRx Pharmaceuticals Company
          777 East Eisenhower Parkway, Suite 100
          Ann Arbor, MI 48108
          Attention: CEO
          Telephone: 734-913-9900
          Telecopy: 734-913-0743

     With a copy to:
          Brinza & Associates
          49697 Leyland
          Novi, MI 48374
          Attention: Jeffery M. Brinza, Esq.
          Telephone: 248-939-3927

     If to EndoChem, addressed to:
          EndoChem, Inc.
          1751 Capistrano Avenue
          Berkeley, CA 94707
          Attention: John Maynard, CFO
          Telephone: 510-524-2684
          Telecopy: 510-524-8206

     13.6 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

     13.7 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to the Parties or under circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or

QuatRx EndoChem License


                                       40.

unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

     13.8 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

     13.9 Governing Law. THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which Party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

     13.10 Government Approval Or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify EndoChem if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

     13.11 Compliance With Laws. The Licensee, its Sublicensees and Development Partners shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Licensed Products or practice of the Licensed Method. The Licensee, its Sublicensees and Development Partners will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation and where applicable, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee, its Sublicensees and Development Partners shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, Sold or otherwise exploited. EndoChem shall comply with all laws, rules and regulations applicable to the performance of its obligations under this Agreement.

     13.12 Bankruptcy Provision. All rights and licenses granted by EndoChem to Licensee under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined in Section 101 of the Bankruptcy Code. The Parties agree that Licensee, as exclusive licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against EndoChem under the Bankruptcy Code, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to Licensee (i) upon such commencement of a bankruptcy proceeding, unless EndoChem elects to

QuatRx EndoChem License


                                       41.

continue to perform all of its obligations under this Agreement; or (ii) if not delivered under (i) above, upon rejection of this Agreement by or on behalf of EndoChem.

     13.13 Headings. The Section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Sections.

     13.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.15 Entire Agreement. This Agreement and all exhibits attached hereto, and all documents delivered concurrently herewith, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersede and terminate all prior agreements and understanding between the Parties as to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

     13.16 Independent Contractors. Each Party acknowledges that neither it nor any of its employees are employees of the other Party and that neither it nor any of its employees are eligible to participate in any employee benefit plans of the other Party. Each Party further acknowledges that neither it nor any of its employees are eligible to participate in any such benefit plans even if it is later determined that its or any of its employees' status during the period of this Agreement was that of an employee of the other Party. In addition, each Party hereby waives any claim that it may have under the terms of any such benefit plans or under any law for participation in or benefits under any of the other Party's benefit plans.

     13.17 Use Of Names. Nothing contained in this Agreement will be construed as conferring any right to either Party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other Party (including a contraction, abbreviation or simulation of any of the foregoing) without the written consent of such other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may use the name of the other Party in any document required to be filed to obtain regulatory approval or to comply with applicable laws, rules or regulations.

     13.18 Force Majeure. Except for the Licensee's obligation to make any payments to EndoChem hereunder (but not excepting payment obligations to the extent affected by any force majeure event that forces financial institutions to close), the Parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war. Notwithstanding the foregoing, either Party to this Agreement, will have the right to terminate this Agreement upon thirty (30) days' prior written notice if either Party is unable to fulfill its

QuatRx EndoChem License


                                       42.

obligations under this Agreement due to any of the causes specified in Section
13.16 for a period of one (1) year.

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Exclusive License Agreement as of the Effective Date.

QUATRX PHARMACEUTICALS COMPANY          ENDOCHEM, INC.


By: /s/ Stuart Dombey                   By: /s/ John Maynard
    ---------------------------------       ------------------------------------
    (Signature)                             (Signature)
    Stuart Domby                            John Maynard
    (Print Name)                            (Print Name)
Title: CSO                              Title: CFO

QuatRx EndoChem License


                                       43.